Exhibit 2.1   Agreement and Plan of Merger with Blubat, Inc.
              dated November 21, 2005



                                                            EXECUTION DRAFT
                                                            NOVEMBER 21, 2005


______________________________________________________________________________
______________________________________________________________________________


                   AGREEMENT AND PLAN OF MERGER

                           by and among

                  DATALOGIC INTERNATIONAL, INC.,

                    IPN COMMUNICATIONS, INC.,

                           BLUBAT, INC.

                               and
               KIM MCCAFFREY and JOAN MCCAFFREY,
    as Trustees of the Kim and Joan McCaffrey Family Trust,
                          and DAN HAVENS



                        November 21, 2005

______________________________________________________________________________
______________________________________________________________________________

                        TABLE OF CONTENTS

                                                                        Page
ARTICLE 1    DEFINITIONS; INTERPRETATION  AND ACCOUNTING TERMS ...........1
      1.1    Definitions..................................................1
      1.2    Interpretation and Accounting Terms..........................8

ARTICLE 2    GENERAL......................................................9
      2.1    Merger.......................................................9
      2.2    The Closing.................................................10
      2.3    Effective Time of the Merger................................10
      2.4    Effect of the Merger........................................10

ARTICLE 3    THE SURVIVING CORPORATION...................................10
      3.1    Certificate of Incorporation................................10
      3.2    Bylaws......................................................11
      3.3    Board of Directors..........................................11
      3.4    Officers....................................................11

ARTICLE 4    STATUS OF STOCK.............................................11
      4.1    Status of Merger Subsidiary Stock...........................11
      4.2    Status of Company Stock.....................................11

ARTICLE 5    MERGER CONSIDERATION; OTHER MERGER OBLIGATIONS..............11
      5.1    Delivery by Shareholders of Company Common Stock at Closing.11
      5.2    Delivery of Consideration by Merger Subsidiary at Closing...12
      5.3    Additional Consideration....................................12
      5.4    Payoff of Blubat Obligations to Shareholders................15
      5.5    Payment of Finder's Fees....................................15
      5.6    Security for Obligations....................................15

ARTICLE 6    REPRESENTATIONS AND WARRANTIES
             OF THE COMPANY AND THE SHAREHOLDERS.........................16
      6.1    Corporate Existence and Power...............................16
      6.2    Valid and Enforceable Agreement; Authorization;
             Non-contravention...........................................16
      6.3    Capitalization and Ownership................................17
      6.4    Company Financial Statements................................17
      6.5    Events Subsequent to December 31, 2004......................17
      6.6    Undisclosed Liabilities.....................................19
      6.7    Taxes.......................................................19
      6.8    Accounts Receivable.........................................21
      6.9    Inventories; Consignment....................................21
      6.10   No Breach of Law or Governing Document......................21
      6.11   Litigation..................................................21
      6.12   Owned and Leased Real Property..............................22
      6.13   Personal Property; Title to Assets..........................23
      6.14   Personal Property Leases....................................23

      6.15   Necessary Property..........................................23
      6.16   Use and Condition of Property; Location.....................24
      6.17   Licenses and Permits........................................24
      6.18   Environmental Matters.......................................24
      6.19   Contracts and Commitments...................................25
      6.20   Validity of Contracts.......................................26
      6.21   Intellectual Property.......................................26
      6.22   Insurance...................................................28
      6.23   Employees, Officers, Directors and Consultants..............28
      6.24   Bank Accounts of the Company................................29
      6.25   Labor Matters...............................................29
      6.26   Employee Benefit Matters....................................30
      6.27   Product and Service Warranties..............................30
      6.28   Product Liability Claims....................................30
      6.29   Books and Records and Financial Controls....................31
      6.30   Customers and Suppliers.....................................31
      6.31   Propriety of Past Payments..................................31
      6.32   Change in Ownership ........................................32
      6.33   Guarantees..................................................32
      6.34   Accuracy of Information.....................................32

ARTICLE 7    REPRESENTATIONS AND WARRANTIES
             REGARDING MERGER SUBSIDIARY.................................32
      7.1    Corporate Existence and Power...............................32
      7.2    Valid and Enforceable Agreement; Authorization..............33
      7.3    Capitalization and Ownership................................33
      7.4    Consents and Approvals......................................33
      7.5    Investment Company..........................................33
      7.6    Broker's Fees...............................................33
      7.7    Financial Ability...........................................34
      7.8    Solvency....................................................34
      7.9    Litigation..................................................34
      7.10   Accuracy of Information.....................................34

ARTICLE 8    REPRESENTATIONS AND WARRANTIES REGARDING DATALOGIC..........34
      8.1    Corporate Existence and Power...............................34
      8.2    Valid and Enforceable Agreement; Authorization..............35
      8.3    Authorization and Validity, Issuance of Closing Shares......35
      8.4    Consents and Approvals......................................35
      8.5    Broker's Fees...............................................35
      8.6    Representations Relating to Qualification of the Merger
             as a Tax-Free Reorganization................................35
      8.7    Financial Ability...........................................36
      8.8    Solvency....................................................36
      8.9    Litigation..................................................36
      8.10   Accuracy of Information.....................................36

ARTICLE 9    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..........37
      9.1    Authorization...............................................37
      9.2    No Violation................................................37
      9.3    Title to the Company Shares.................................37
      9.4    Independent Representation..................................37
      9.5    Securities Matters..........................................37

ARTICLE 10   ADDITIONAL COVENANTS OF THE PARTIES.........................38
      10.1   Confidentiality.............................................38
      10.2   Public Disclosures..........................................39
      10.3   Due Diligence Review........................................39
      10.4   Further Assurances; Cooperation.............................39

ARTICLE 11   CONDITIONS PRECEDENT TO OBLIGATIONS
             OF MERGER SUBSIDIARY AND DATALOGIC..........................39
      11.1   Accuracy of Representations and Warranties
             and Performance of Obligations..............................39
      11.2   Consents and Approvals......................................40
      11.3   No Litigation or Contrary Judgment..........................40
      11.4   No Material Adverse Effect..................................40
      11.5   Management of Company.......................................40
      11.6   Deliveries of the Company and the Shareholders at Closing...40

ARTICLE 12   CONDITIONS PRECEDENT TO OBLIGATIONS
             OF THE COMPANY AND THE SHAREHOLDERS.........................42
      12.1   Accuracy of Representations and Warranties
             and Performance of Obligations..............................42
      12.2   Consents and Approvals......................................42
      12.3   No Litigation or Contrary Judgment..........................42
      12.4   Deliveries of the Merger Subsidiary and Datalogic
             at Closing..................................................42

ARTICLE 13   SURVIVAL; INDEMNIFICATION...................................44
      13.1   Survival of Representations and Warranties..................44
      13.2   No Special Damages..........................................44
      13.3   Indemnification By Each Shareholder.........................44
      13.4   Indemnification By Merger Subsidiary and Datalogic..........45
      13.5   Minimum Threshold For Indemnification.......................45
      13.6   Claim Notice................................................46
      13.7   Third Party Claims..........................................46
      13.8   Dispute Resolution..........................................48
      13.9   Mitigation..................................................49
      13.10  Insurance...................................................49
      13.11  Limitations.................................................49
      13.12  Subrogation.................................................49

ARTICLE 14   MISCELLANEOUS PROVISIONS....................................49
      14.1   Notices.....................................................49
      14.2   Termination.................................................50
      14.3   Entire Agreement............................................50
      14.4   Amendment and Modification..................................50
      14.5   Assignment; Binding Agreement...............................50
      14.6   Waiver of Compliance; Consents..............................50
      14.7   Expenses....................................................50
      14.8   Counterparts, Facsimiles....................................51
      14.9   Severability................................................51
      14.10  Governing Law; Venue........................................51
      14.11  WAIVER OF JURY TRIAL........................................51
      14.12  No Third Party Beneficiaries or Other Rights................52
      14.13  Further Assurances..........................................52


                            SCHEDULES

Schedule 1.1.56      Company Permitted Liens
Schedule 6.3.1       Company Capitalization and Ownership
Schedule 6.3.2       Capital Stock or Equity Interests held by Company in
                     Third Parties
Schedule 6.4         Company Financial Statements
Schedule 6.5         Company Events Subsequent to December 31, 2004
Schedule 6.6         Company Undisclosed Liabilities
Schedule 6.7         Company Taxes
Schedule 6.8         Company Accounts Receivable
Schedule 6.11        Company Litigation
Schedule 6.12.2      Company Leased Real Property
Schedule 6.13        Company Personal Property
Schedule 6.14        Company Personal Property Leases
Schedule 6.19        Company Contracts and Commitments
Schedule 6.21        Company Intellectual Property
Schedule 6.21.1      Company Registered Intellectual Property
Schedule 6.21.2      Company Contracts Regarding Intellectual Property
Schedule 6.22        Company Insurance
Schedule 6.23.1      Company Directors, Officers and Employees
Schedule 6.23.2      Company Consultants, Retirees and Terminated Employees
Schedule 6.23.3      Company Indebtedness to Insiders
Schedule 6.23.6 Agreements of Company Employees, Officers or Directors with Potential Adverse Impact on Company
Schedule 6.24        Company Bank Accounts
Schedule 6.26        Company Employee Benefit Plans
Schedule 6.27        Company Product and Service Warranties
Schedule 6.30        Company Five-Largest Suppliers and Customers

                             EXHIBITS

Exhibit 2.3         Agreement of Merger
Exhibit 5.4.2(i)    Datalogic McCaffrey Note to Kim McCaffrey
Exhibit 5.4.2(ii)   Datalogic Havens Note to Dan Havens
Exhibit 5.5         Datalogic McDonald Note to Tim McDonald
Exhibit 5.6         Datalogic Pledge Agreement

                   AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 21st day of November, 2005, by and among DATALOGIC INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware ("Datalogic"), IPN COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of California ("Merger Subsidiary"), BLUBAT, INC., a corporation organized and existing under the laws of the State of California (the "Company"), and KIM MCCAFFREY and JOAN MCCAFFREY, as Trustees of the Kim and Joan McCaffrey Family Trust, and DAN HAVENS, a married individual ("Dan") (each individually a "Shareholder", and collectively, the "Shareholders").

                             RECITALS

      WHEREAS, Shareholders own and hold all of the issued and outstanding shares of the capital stock of the Company; and

      WHEREAS, the parties hereto desire that the Company merge with and into the Merger Subsidiary, a wholly-owned subsidiary of Datalogic, upon the terms and subject to the conditions provided herein (the "Merger"); and

      WHEREAS, the parties intend that the transaction contemplated under this Agreement will qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                            ARTICLE 1
                   DEFINITIONS; INTERPRETATION
                       AND ACCOUNTING TERMS

1.1 Definitions. The following words shall have the respective meanings given to them in this Article 1.

      1.1.2 "Accounts Receivable" has the meaning set forth in Section 6.8.

      1.1.2 "Action" has the meaning set forth in Section 6.11.

      1.1.3 "Affiliate" means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly, the Person referred to, and, if the Person referred to is a natural Person, any member of such Person's immediate family. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      1.1.4 "Agreement" means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits attached hereto.

      1.1.5 "Business" means any and all business activities in which the Company is engaged, as such business has been and is conducted by the Company on the date hereof and as of the Effective Time.

      1.1.6 "California Agreement of Merger" has the meaning set forth in
Section 2.3.

      1.1.7 "California Corporations Code" means the Corporations Code of the State of California, as referenced in Section 2.3.

      1.1.8 "Closing" means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.2.

      1.1.9 "Closing Date" means the date on which the Closing occurs in accordance with this Agreement, as provided for in Section 2.2.

      1.1.10 "Closing Shares" means the shares of Datalogic Restricted Stock issued to the Shareholders in connection with the Merger, as soon as reasonably practicable after the Closing Date, in accordance with Section 5.2.

      1.1.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time."

      1.1.12 "Company" has the meaning set forth in the Preamble to this Agreement.

      1.1.13 "Company Common Stock" means the common stock, no par value, of the Company.

      1.1.14 "Company Financial Statements" means (a) the Company's unaudited 2004 profit and loss statement (January through December 2004); and (b) the unaudited balance sheet of the Company as of November 14, 2005.

      1.1.15 "Company Shares" means the issued and outstanding shares of Company Common Stock, all of which are held by the Shareholders.

      1.1.16 "Confidential Information" has the meaning set forth in Section
10.1.

      1.1.17 "Contract" means any written contract, agreement, arrangement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, commitment or instrument, open purchase order or offer, to which the Company is a party or by which it or any of its assets is bound.

      1.1.18 "Datalogic" has the meaning set forth in the Preamble to this Agreement.

      1.1.19 "Datalogic Common Stock" means the common stock, $.001 par value, of Datalogic.

      1.1.20 "Datalogic Havens Note" has the meaning set forth in Section 5.4.2(ii).

      1.1.21 "Datalogic McCaffrey" has the meaning set forth in Section
5.4.2(i).

      1.1.22 "Datalogic McDonald Note" has the meaning set forth in Section
5.5.

      1.1.23 "Datalogic Pledge Agreement" has the meaning set forth in Section 5.6.

      1.1.24 "Datalogic Restricted Stock" means Datalogic Common Stock the sale of which is restricted pursuant to applicable state and federal securities laws, and whose share certificates evidence the restricted nature of such shares.

      1.1.25 "Effective Time" means the time at which the Merger becomes effective, as provided for in Section 2.3.

      1.1.26 "Employment Agreements" means certain employment agreements for Shareholders.

      1.1.27 "Environmental Claim(s)" means all Actions, Liens, or Orders asserted by a Person other than Merger Subsidiary, Datalogic, any of the Shareholders, or any of their respective Affiliates, and arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, including, but not limited to, (i) any and all Actions, Liens, or Orders asserted by a Government for enforcement, cleanup, removal, response, closure, remedial or other actions, or damages pursuant to any applicable Environmental Laws or Environmental Permits, and (ii) any and all Actions, Liens, or Orders asserted by a Person other than Merger Subsidiary, Datalogic, any of Shareholders, or any of their respective Affiliates, arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, seeking damages, contribution, indemnification, cost recovery, compensation, private or Governmental enforcement, or injunctive relief resulting from Hazardous Materials.

      1.1.28 "Environmental Law" means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Materials.

      1.1.29 "Environmental Permits" means all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Company under or pursuant to any Environmental Law.

      1.1.30 "Environmental Property" means any assets or real property currently or previously owned, leased, operated or used by the Company or any Affiliate thereof to the extent liability for an Environmental Claim could be asserted against the Company under any applicable Environmental Law."

      1.1.31 ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      1.1.32 "GAAP" means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied consistently throughout the periods involved.

      1.1.33 "Government" means the United States of America, any state, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

      1.1.34 "Hazardous Materials" means any chemicals, materials, other substances or wastes, in any amount or concentration, which are "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, and/or which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant, in each case under any applicable Environmental Law.

      1.1.35 "Income Taxes" means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

      1.1.36 "Indemnified Person" means a person entitled to indemnification pursuant to Article 13 of this Agreement.

      1.1.37 "Indemnifying Party" means the party required to indemnify and hold harmless such Indemnified Person.

      1.1.38 "Intellectual Property" means all intellectual property owned or used by the Company, including, without limitation, all:

            (a) inventions, models, designs, developments, ideas, concepts, shop rights, proprietary processes and formulae, and items of proprietary know-how, information or data whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications;

            (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications;

            (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

            (d) trademarks, service marks, trade dress, logos, trade names, domain names, business names and corporate names, whether or not registered, including all common law rights and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions,

            (e) copyrights (registered or otherwise), copyrighted works, mask works, derivative works, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

            (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, programs, documentation and other materials related thereto;

            (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

            (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, projections, market studies, pricing and cost information, business and marketing plans and prospects, customer and supplier lists and information;

            (i) copies and tangible embodiments of all of the foregoing, in whatever form or medium;

            (j) rights to obtain and rights to apply for patents, to claim priority to earlier-filed patent applications, and to register trademarks and copyrights;

            (k) rights to sue and recover and retain damages and costs and attorneys' fees for any present or past infringement of any of the intellectual property rights set forth above;

            (l) all intangible rights, in whatever form, recognized as protectable intellectual property under the laws of any country; and

            (m) all the goodwill associated with any of the foregoing, and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing, in each case which are owned, used, licensed or assigned by or to the Company.

      1.1.39  "IRS" means the United States Internal Revenue Service.

      1.1.40 "Knowledge" or "best knowledge" means, with respect to the Company, actual knowledge by Kim McCaffrey, Joan McCaffrey and Dan Havens only of facts or other information, and in the case of Datalogic or Merger Subsidiary, actual knowledge by Keith Moore only of facts or other information, in each case after having made (a) due inquiry of any other Person who is primarily responsible for, and/or the primary custodian of records pertaining to, the subject matter as to which such knowledge is being asserted, and (b) due investigation of all files and records in their possession or control and pertaining to the subject matter as to which such Knowledge is being asserted. The words "know," "knowing" and "known" shall be construed accordingly.

      1.1.41 "Law" means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any such statute, law, ordinance, decree, order, injunction, rule, directive, or regulation.

      1.1.42 "Leased Real Property" has the meaning set forth in Section
6.12.2.

      1.1.43 "Liabilities" or "Liability" means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, liquidated or unliquidated, whether accrued, vested or otherwise, and whether or not reflected or required to be reflected on the financial statements of the Party subject thereto.

      1.1.44 "Lien" means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance, including, without limitation, any Liens arising pursuant to any Environmental Law or in respect of any Tax.

      1.1.45 "Losses" means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses, including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation, reasonable attorneys' fees and costs, and reasonable out of pocket disbursements.

      1.1.46 "Material Adverse Effect" means any material adverse effect on
(a) the Business, properties, assets, liabilities, profits, operations, results of operations or condition (financial or otherwise) of the Company, or
(b) the authority or ability of the Company or the Shareholders to perform their respective obligations under this Agreement, but shall not be deemed to include (i) any adverse changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the telecommunications industry in which the Company operates generally, or (iii) any other event or occurrence which would customarily be considered to be force majeure in contracts of this type.

      1.1.47 "Material Contracts" has the meaning set forth in Section 6.19.1.

      1.1.48 "Merger" has the meaning set forth in the Recitals to this Agreement.

      1.1.49 "Merger Subsidiary" has the meaning set forth in the Preamble to this Agreement.

      1.1.50 "Merger Subsidiary Common Stock" means the common stock, __ par value, of Merger Subsidiary.

      1.1.51 "Non-Compete Agreements" means certain non-compete agreements for the Shareholders.

      1.1.52 "Non-Income Taxes" means any Taxes other than Income Taxes.

      1.1.53 "Order" means an order, writ, injunction, or decree of any court or Government.

      1.1.54 "Ordinary Course" means, with respect to the Business of the Company, only the ordinary course of commercial operations customarily engaged in by the Company consistent with industry norms and the Company's prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of the Company or of any product line or business unit of the Company, (ii) involving modification or adoption of any Plan, or (iii) which requires approval by the board of directors or shareholders of the Company, or (b) the incurrence of any material Liability for any tort or any breach or violation of or default under any Contract or Law.

      1.1.55 "Party" or "Parties" means any one or more of the parties to this Agreement, as the context may require.

      1.1.56 "Permitted Liens" means, collectively, (a) Liens that are disclosed in Schedule 1.1.56, (b) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) purchase money security interests relating to the acquisition of goods in the Ordinary Course equal to, or less than, Five Thousand Dollars ($5,000) per individual acquisition, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, and (f) Liens arising from or related to immaterial indebtedness or capital leases of the Company equal to, or less than, Five Thousand Dollars ($5,000) in each case.

      1.1.57 "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government entity (or any department, agency or political subdivision thereof).

      1.1.58 "Plan" means any agreement, arrangement, plan, or policy, whether or not written, that involves (a) any pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or "fringe" benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement.

      1.1.59 "Shareholders" has the meaning set forth in the Preamble to this Agreement.

      1.1.60 "SEC" means the U.S. Securities and Exchange Commission.

      1.1.61 "Securities Act" means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

      1.1.62 "Sponsor" means any employer who is participating (or who has participated) in any Plan.

      1.1.63 "Tax" or "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; pension guaranty and other similar premiums; and any other Government charges of the same or similar nature; including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."

      1.1.64 "Tax Returns" means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by the Company in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to, or in connection with, any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."

      1.1.65 "Third Parties" means any Persons other than the Parties hereto.

1.2   Interpretation and Accounting Terms.

      1.2.1 Interpretation.

            (a) Whenever in this Agreement the terms "include," "includes," "including," and derivative or similar words, are used, they shall be construed to be followed by the phrase "without limitation".

            (b) Whenever in this Agreement the term "agreement" is used, it shall be deemed to refer to binding agreements, commitments, leases, contracts, contract rights, licenses and sublicense agreements, quotations, purchase orders, customer orders, work orders and other executory rights.

            (c) Wherever in this Agreement a statute or other piece of legislation is referenced, such reference shall be deemed to include any and all amendments thereto, as well as any successor legislation which may be adopted subsequent to the date of this Agreement, and covering the same subject matter or the referenced statute or legislation.

            (d) Whenever in this Agreement the term "party to" is used in regard to an agreement, it shall be construed as meaning "party to or bound by".

            (e) Wherever in this Agreement reference is made to a Schedule "hereof", or "attached hereto", the contents of such Schedule shall be deemed to be incorporated into this Agreement by reference, as an integral part of this Agreement.

            (f) The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

            (g) Each reference in this Agreement to an Article, Paragraph, Section, or Schedule, unless otherwise indicated, shall mean an Article, Paragraph or Section of this Agreement or a Schedule attached to this Agreement, respectively.

            (h) Whenever in this Agreement the terms "hereof," "herein," "hereby", or derivative or similar words are used, such terms refer to this entire Agreement.

            (i) All references herein to "days" in this Agreement are to consecutive calendar days unless Business Days are specified.

            (j) The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any Party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its prepared the same, it being agreed that representatives of both Parties have participated in the preparation hereof.

            (k) Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

      1.2.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

                            ARTICLE 2
                             GENERAL

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into the Merger Subsidiary and the separate existence of the Company shall thereupon cease, and the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of California under the name "IPN Communications, Inc." as a wholly-owned subsidiary of Datalogic. Throughout this Agreement, the term "Merger Subsidiary" shall refer to the Merger Subsidiary prior to the Merger and the term "Surviving Corporation" shall refer to the Merger Subsidiary in its status as the surviving corporation in the Merger.

2.2 The Closing. The closing of the Merger (the "Closing") will take place concurrently with the execution of this Agreement (the "Closing Date"). The Closing shall take place not later than November 30, 2005, at 10:00 a.m. Pacific time on the Closing Date, at the offices of Weed & Co., LLP, 4695 MacArthur Court, Suite 1430, Newport Beach, CA 92660, or at such other time or place as the Parties may mutually agree in writing. At or before the Closing, Shareholder shall deliver or cause to be delivered to Merger Subsidiary and Datalogic the documents identified in Section 11.6 and Merger Subsidiary and Datalogic shall deliver or cause to be delivered to the Company and the Shareholders the documents identified in Section 12.4, and shall make the payments identified in Section 12.4.

2.3 Effective Time of the Merger. The Merger shall become effective upon the filing of an agreement of merger by the Surviving Corporation with the Secretary of State of the State of California (the "California Agreement of Merger"), in the form of Exhibit 2.3 hereto, pursuant to and in compliance with this Agreement and Section 1103 of the Corporations Code of the State of California ("California Corporations Code"). When used in this Agreement, the term "Effective Time" shall mean the time at which the California Agreement of Merger shall have been filed and become effective in accordance with the California Corporations Code.

2.4 Effect of the Merger. The merger shall, from and after the Effective Time, have all the effects provided by the California Corporations Code. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company to be vested in the Surviving Corporation, by reason of, or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and in all things necessary, desirable or proper to best, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Company and the Merger Subsidiary or otherwise to take any and all such actions.

                            ARTICLE 3
                    THE SURVIVING CORPORATION

3.1 Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended, except that the name of the Surviving Corporation shall be "IPN Communications, Inc."

3.2 Bylaws. The Bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter duly amended, copies of which Bylaws have been provided to the Shareholders prior to the Closing.

3.3 Board of Directors. The directors of the Merger Subsidiary in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. Each director shall serve until the earlier of their respective deaths, resignations or removals and the time that their respective successors have been duly elected or appointed and shall have qualified.

3.4 Officers. The officers of the Merger Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time. Each officer shall serve at the pleasure of the Board of Directors of the Surviving Corporation.


                            ARTICLE 4
                         STATUS OF STOCK

4.1 Status of Merger Subsidiary Stock. At the Effective Time, each share of Merger Subsidiary Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

4.2   Status of Company Stock

      4.2.1 At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Datalogic Restricted Stock and cash as set forth in Section 5.2 and Section 5.3 hereof.

      4.2.2 As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and to exist and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the consideration described in Section 5.2 and Section 5.3 hereof upon the surrender of stock certificates representing such shares of Company Common Stock.

      4.2.3 There shall be, at the Effective Time, no shares of Company Common Stock issued and held in the Company's treasury.

                            ARTICLE 5
                      MERGER CONSIDERATION;
                     OTHER MERGER OBLIGATIONS

5.1 Delivery by Shareholders of Company Common Stock at Closing. In reliance on the representations, warranties and covenants herein contained and subject to the terms and conditions of this Agreement, on the Closing Date the Shareholders (in the number set out below) will sell, convey, transfer and deliver to the Merger Subsidiary an aggregate of One Thousand (1,000) shares of Company Common Stock, representing all of the issued and outstanding shares of capital stock of the Company. The Company Common Stock is allocated among the Shareholders in the following fashion:

       Shareholder             Number of Shares of Company Common Stock
       -----------             -----------------------------------------

     Kim McCaffrey and Joan
     McCaffrey, as Trustees of
     the Kim and Joan McCaffrey
     Family Trust                                       670

     Dan Havens                                         330

             Total                                    1,000

5.2 Delivery of Consideration by Merger Subsidiary at Closing. In reliance on the representations, warranties and covenants herein contained and in exchange for the sale, conveyance, transfer and delivery of the shares of Company Common Stock described in Section 5.1 above, in each case subject to the terms and conditions of this Agreement, on the Closing Date (with respect to the consideration identified in Section 5.2.2 below) and as soon as reasonably practicable after the Closing Date (with respect to the Closing Shares) the Merger Subsidiary shall deliver or cause to be delivered an aggregate number of shares of Datalogic Restricted equal in value to Two Hundred Eighty Thousand Dollars ($280,000), based on a price per share equal to the ten (10) day average closing bid price of Datalogic Common Stock on the ten (10) days before after the Closing Date, which Datalogic Restricted Stock shall be allocated among the Shareholders, according to the following dollar value:

          Shareholder           Dollar Value of Datalogic Restricted Shares to
          -----------                   be Delivered to Shareholder
                                        ---------------------------
    Kim McCaffrey and Joan McCaffrey,
    as Trustees of the Kim and Joan
    McCaffrey Family Trust                            $  187,600

    Dan Havens                                            92,400

            Total                                     $  280,000


The shares of Datalogic Restricted Stock delivered pursuant to clause 5.2.1 hereof are sometimes referred to as "Closing Shares".

5.3   Additional Consideration.

      5.3.1 The Shareholders shall participate in an Earn-Out Plan during the two years following the Closing Date, as follows: The Shareholders, as a group, may earn up to four hundred fifty thousand dollars ($450,000.00), (the "Earn-Out Payment"), payable in shares of Datalogic Restricted Stock. All Earn-Out payments shall be allocated among the Shareholders, according to the following percentages:

          Shareholder                   Percentage of Earn-Out Payments
          -----------                    ------------------------------

    Kim McCaffrey and Joan McCaffrey,
    as Trustees of the Kim and Joan
    McCaffrey Family Trust                                  67%

    Dan Havens                                              33%

         Total                                             100%

The Earn-Out Payment shall be made, if at all, within two years of the Closing Date and upon the achievement by the Surviving Corporation of the post-closing revenue and earnings before interest taxes amortization and depreciation ("EBITDA") milestones, as set forth below. All Parties understand and agree that both revenue and EBITDA targets must be met to earn any portion of the Earn-Out Payment. For purposes of the Earn-Out Payment, calculation of the number of shares of Datalogic Restricted Stock to be delivered shall be based on the ten (10) day average closing bid price of Datalogic Common Stock on the five days before and five days after the Earn-Out Payment is earned and delivered pursuant to the criteria as set forth below.

            (a) If the Surviving Corporation reports both (i) revenue of greater than $1,750,000 and (ii) EBITDA greater than $100,000 for any consecutive four quarters following the Closing, but still within two (2) years of Closing, then 25% of the Earn-Out Payment shall be earned and delivered to the Shareholders in the proportions stated above.

            (b) If the Surviving Corporation reports both (i) revenue of greater than $1,900,000 and (ii) EBITDA greater than $120,000 for any consecutive four quarters following the Closing, but still within two (2) years of Closing, then 50% of the Earn-Out Payment shall be earned and delivered to the Shareholders in the proportions stated above.

            (c) If the Surviving Corporation reports both (a) revenue of greater than $2,050,000 and (b) EBITDA greater than $140,000 for any consecutive four quarters following the Closing, but still within two (2) years of Closing, then 75% of the Earn-Out Payment shall be earned and delivered to the Shareholders in the proportions stated above.

            (d) If the Surviving Corporation reports both (a) revenue of greater than $2,200,000 and (b) EBITDA greater than 160,000 for any consecutive four quarters following the Closing, but still within two (2) years of Closing, then 100% of the Earn-Out Payment shall be earned and delivered to the Shareholders in the proportions stated above.

      5.3.2 In addition to the Earn-Out Payment, as set for the Section 5.3.1 above, if the Surviving Corporation reports both (a) revenue of greater than $4,400,000 and (b) EBITDA of greater than $320,000 in total for the two (2) years following the Closing, then the Participants in the proportions stated in Section 5.3.1, shall receive 50% of the amount that the Surviving Corporations' EBITDA exceeds $320,000 payable in shares of Datalogic
Restricted Stock (the "Earn-Up Payment").   The Earn-Up Payment shall be made,
if at all, within three (3) months following the 2nd anniversary of the Closing Date. For purposes of the Earn-Up Payment, calculation of the number of shares of Datalogic Restricted Stock shall be based on the ten (10) day average closing bid price of Datalogic Common Stock on the five days before and five days after the 2d anniversary of the Closing Date.

      5.3.3 There shall be no obligation for the Earn-Out or Earn-Up Payments unless and until Datalogic meets the revenue and EBITDA targets set forth above during the two years following the Closing.

      5.3.4 Revenue and EBITDA of the Surviving Corporation shall be calculated in accordance with GAAP, provided however, that EBITDA of the Surviving Corporation shall not include as expenses of the Surviving Corporation costs related to corporate overhead, corporate accounting, legal or other services provided to the Business by Datalogic or any Affiliate of Datalogic except for (1) an allocation of expenses for in-house counsel consistent with standard policies and procedures of Datalogic with respect to all subsidiaries, and (2) a charge of 2% of revenues for general overhead, consistent with the charges made to other Datalogic subsidiaries. The final accounting information relied upon in preparing the audited financial statements of Datalogic and Surviving Corporation shall be determinative for the purposes of this Agreement.

      5.3.5 From the date hereof through the 2nd anniversary of the Closing Date, (the "Earn-Out Period), Datalogic and the Merger Subsidiary or, following the Effective Time, the Surviving Corporation, shall use their respective best efforts to achieve both the revenue and EBITDA targets set forth above, consistent with application of GAAP (collectively, the "Target Amounts"). Neither Datalogic, Merger Subsidiary nor, following the Effective Time, the Surviving Corporation shall modify their respective conduct of operation in a manner which would cause a reduction in the Target Amounts. In furtherance of the foregoing, the parties agree to the following guidelines for the management and operation of the Merger Subsidiary or, following the Effective Time, the Surviving Corporation during the Earn-Out Period:

            (a) any and all arrangements governing the financial and accounting controls of the Merger Subsidiary or, following the Effective Time, the Surviving Corporation, including accounting methods and treatment, shall not be modified from the past procedures of the Company so as to reduce the amount of either the Earn-Out Payments or the Earn-Up Payment (collectively, the "Earn-Outs") payable hereunder;

            (b) any and all arrangements, methods, contracts, agreements, sales procedures, and/or obligations governing the sale of services, equipment, supplies, business opportunities, contractual adjustments and allowances, which form the basis of gross revenues shall not be modified from the past procedures of the Company so as to reduce the amount of Earn-Outs payable hereunder, provided however that the approval of the Datalogic Chief Financial Officer shall be required for any purchase over Five Thousand Dollars ($5,000), and the signature of the Datalogic Chief Executive Officer or Chief Financial Officer shall be required on any contract with a value of over Five Thousand Dollars ($5,000);

            (c) the Merger Subsidiary or, following the Effective Time, the Surviving Corporation shall maintain all of the Leased Real Property and tangible personal property of the Company in substantially the same amounts and condition as such property is on the date hereof;

            (d) the Merger Subsidiary or, following the Effective Time, the Surviving Corporation shall use its best efforts to maintain the labor force of the Company in substantially the same numbers and with substantially the same qualifications as such labor force is on the date hereof;

            (e) Datalogic shall provide the Merger Subsidiary or, following the Effective Time, the Surviving Corporation with adequate capital and lines of credit necessary to carry out the Business.

            (f) the Merger Subsidiary or, following the Effective Time, the Surviving Corporation shall otherwise conduct its business in good faith and substantially the same manner as the Company has heretofore conducted the Business.

5.4 Payoff of Blubat Obligations to Shareholders. Datalogic and Merger Subsidiary recognize that Blubat has obligations to the following individuals in the following amounts:


            Kim McCaffrey       $ 52,747
            Dan Havens          $ 12,253

In order to satisfy these obligations, the following shall occur at the
Closing:

      5.4.1 Datalogic shall pay in immediately available funds (i) to Mr. McCaffrey, Twenty Six Thousand Three Hundred Twenty Three Dollars and Fifty Cents ($26,323.50), and (ii) to Mr. Havens, Six Thousand One Hundred Seventy Six Dollars and Fifty Cents ($6,176.50); and

      5.4.2 Datalogic shall execute and deliver promissory notes as follows
(i) to Mr. McCaffrey, a promissory note in favor of Mr. McCaffrey in the principal amount of Twenty Six Thousand Three Hundred Twenty Three Dollars and Fifty Cents ($26,323.50) in the form of Exhibit 5.4.2(i) (the "Datalogic McCaffrey Note"); and (ii) to Mr. Havens, a promissory note in favor of Mr. Havens in the principal amount of Six Thousand One Hundred Seventy Six Dollars and Fifty Cents ($6,176.50) in the form of Exhibit 5.4.2(ii) (the "Datalogic Havens Note").

5.5 Payment of Finder's Fees. In connection with the Merger, Datalogic shall pay, for the benefit of the Company, a finder's fee due to Tim McDonald as follows: At the Closing, Datalogic shall pay to Tim McDonald, in immediately available funds, the sum of Seventeen Thousand Five Hundred Dollars ($17,500) and shall execute and deliver to Mr. McDonald a promissory note in favor of Mr. McDonald in the principal amount of Seventeen Thousand Five Hundred Dollars ($17,500) in the form of Exhibit 5.5 (the "Datalogic McDonald Note"). As soon as practicable after the Closing, Datalogic shall issue to Tim McDonald, an aggregate number of shares of Datalogic Restricted Stock equal in value to Twenty Thousand Dollars ($20,000), based on a price per share equal to the ten (10) day average closing bid price of Datalogic Common Stock on the ten (10) days before the Closing Date.

5.6 Security for Obligations. In order to secure the obligations of Datalogic under the Datalogic Guaranty referenced in Section 5.4.3 in favor of Mr. McCaffrey and Mr. Havens, and the obligations of Datalogic under the Datalogic Note referenced in Section 5.5 in favor of Mr. McDonald, Datalogic shall deliver to Mr. McCaffrey, for the benefit of Mr. McCaffrey, Mr.

Havens and Mr. McDonald, a pledge agreement in the form of Exhibit 5.6, whereby Datalogic shall pledge all of its shares in Surviving Corporation as security for payment and performance of the obligations of Datalogic under the Datalogic Guaranty and the Datalogic Closing Note, subordinate to the lien of (the "Datalogic Pledge Agreement").

                            ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

      The Company and each Shareholder represents and warrants to the Merger Subsidiary and Datalogic that the statements set forth in this Article 6 are true, correct and complete, subject to the qualifications set forth in the Schedules to this Article 6 (said Schedules are numbered corresponding to the numbered Section contained in this Article 6 and the disclosures in any Schedule shall qualify other Sections in this Article 6 to the extent that it can be determined from a reasonable reading of the disclosure that such disclosure is applicable to other Section):

6.1   Corporate Existence and Power.

      6.1.1 The Company is a corporation validly existing and in good standing under the laws of the State of California. The Company has made available to Datalogic true, complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

      6.1.2 The Company has all requisite corporate power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. The Company is in good standing in each of the jurisdiction(s) where it is duly licensed or qualified to do business as a foreign corporation and in any other jurisdiction where such license or qualification is required, and is in good standing in each such jurisdiction, except for jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

      6.1.3 The Company has the corporate power, authority and capacity to execute and deliver this Agreement, to perform the Company's obligations hereunder and in each Exhibit hereto, and to consummate the transactions contemplated hereby and thereby.

6.2   Valid and Enforceable Agreement; Authorization; Non-contravention.

      6.2.1 This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights.

      6.2.2 The execution, delivery and performance by the Company of this Agreement has been authorized and approved by all requisite corporate and other action on the part of the Company and the Shareholders, and no other corporate or other approval or authorization is required on the part of Company or any other person by law or otherwise in order to make this Agreement and any other such agreement the valid, binding and enforceable obligations of the Company.

      6.2.3 The Company is not a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Company or the Shareholders of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any Lien against the Company or any of its properties or assets, nor in the cancellation or modification of any license, agreement or arrangement to which the Company is a party, except for any such cancellations or modifications which would not, individually or in the aggregate, produce a Material Adverse Effect.

6.3   Capitalization and Ownership.

      6.3.1 The authorized capital stock of the Company, and the name, address and holdings of the record holder thereof are set forth in Schedule 6.3.1 attached hereto. All of the Company Shares were duly authorized and validly issued, and are fully paid and non-assessable without restriction on the right of transfer thereof (other than restrictions on transfer solely pursuant to applicable state and federal securities laws). Except for the rights of Merger Subsidiary and Datalogic pursuant to this Agreement, or as otherwise set forth on Schedule 6.3.1, (i) there are no authorized or outstanding (A) securities of the Company other than the Company Shares, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company, and (ii) neither the Company nor any Shareholder is subject to any obligation to issue, sell, deliver, redeem, exchange, convert, repurchase, substitute or otherwise transfer, acquire or retire the Company Shares or any other securities of the Company.

      6.3.2 The Company does not have any subsidiaries. Except as set forth on Schedule 6.3.2, the Company does not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which the Company is a party.

6.4 Company Financial Statements. Attached hereto as Schedule 6.4 are the Company Financial Statements. To the Knowledge of the Shareholders, the Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company consistently applied,
(ii) are complete and correct and in accordance with such books and records, and (iii) present fairly the financial position and results of operations of the Company in all material respects at the dates and for the periods indicated.

6.5 Events Subsequent to December 31, 2004. Since December 31, 2004, except as clearly reflected in the Company Financial Statements for the periods ending March 31, June 30, and September 31, or as set forth on
Schedule 6.5 attached hereto, there has been no:

      6.5.1 change in the business or condition (financial or otherwise), operations or results of operations of the Company, or to the Knowledge of the Shareholders, current prospects, other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

      6.5.2 damage, destruction or loss, whether covered by insurance or not, affecting the tangible assets of the Company which individually exceeds $25,000 or in the aggregate exceeds $100,000;

      6.5.3 material adverse change in the Company's relationship with any of the suppliers, customers, distributors, employees, consultants, lessors, licensors, licensees or other third parties;

      6.5.4 declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Company;

      6.5.5 sale or direct or indirect redemption, purchase or other acquisition of securities of the Company;

      6.5.6 increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Company, or any benefits granted under any Plan with or for the benefit of any such employee, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course which individually exceeds $25,000 or in the aggregate exceeds $100,000;

      6.5.7 accrual or arrangement, whether direct or indirect, for, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to any present or former officer, director, or employee of the Company, other than in the Ordinary Course and provided that any such accrual or arrangement does not individually exceed $25,000 or in the aggregate exceed $100,000;

      6.5.8 labor dispute or activity or proceeding by a labor union or threat thereof or other event or condition of any character that could have a Material Adverse Effect;

      6.5.9 material transaction entered into or carried out by the Company in connection with the Business other than in the Ordinary Course;

      6.5.10 borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of the Company or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Company other than in the Ordinary Course and provided that any such borrowing or incurrence of indebtedness does not individually exceed $25,000 or in the aggregate exceed $100,000;

      6.5.11 change made by the Company with respect to its Tax or financial accounting, or the making of any Tax election;

      6.5.12 grant of any Lien (other than a Permitted Lien) with respect to the assets, properties or rights of the Company;

      6.5.13 transfer of any material assets, properties or rights (tangible or intangible) of the Company, other than arm's-length sales, leases, or dispositions in exchange for not less than the fair market value thereof and in the Ordinary Course;

      6.5.14 issuance by the Company of any security, including without limitation any option, warrant or right to receive any security;
6.5.15 change in the authorized capital or outstanding securities of the Company;

      6.5.16 payment of any obligation or liability (absolute or contingent) by the Company, other than current liabilities reflected in or shown on the Company Financial Statements and current liabilities incurred in the Ordinary Course;

      6.5.17 change in any accounting methods or practices by the Company (including, without limitation, any change in depreciation or amortization methods, policies, or rates);

      6.5.18 entry into, or amendment, modification, or termination of, any Material Contracts;

      6.5.19 waiver or release of any right or claim of the Company or cancellation of any debts or claims, except in the Ordinary Course and provided that any such waiver or release does not individually exceed $25,000 or in the aggregate exceed $100,000;

      6.5.20 capital expenditure by the Company individually exceeding $25,000 or in the aggregate exceeding $100,000; and

      6.5.21 any agreement by, or Board resolution authorizing, the Company to do any of the foregoing items.

6.6   Undisclosed Liabilities.

      6.6.1 To the Knowledge of the Shareholders, the Company does not have any Liabilities, except:

            (a) those Liabilities identified on the Company Financial Statements; or

            (b) as incurred in the Ordinary Course since the date of the most recent Company Financial Statements (none of which has had or may reasonably be expected to have a Material Adverse Effect on the Company except as described in Schedule 6.6).

      6.6.2 To the Knowledge of the Shareholders, except as disclosed herein, there is no currently existing condition or circumstance which would reasonably be expected to result in such a Liability which would have a Material Adverse Effect.

6.7   Taxes.

      6.7.1 The Company has filed, or caused to be filed, on a timely basis all Tax Returns and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any "listed transactions" as defined in
Section 1.6011-4(b) (2) of the Treasury Regulations, and the Company has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

      6.7.2 Schedule 6.7, attached hereto, lists all Tax Returns for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.
6.7.3 All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.

      6.7.4 The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or any similar provision under foreign law.

      6.7.5 The Company has filed or caused to be filed with the appropriate Government entity all unclaimed property reports required to be filed and has remitted to the appropriate Government entity all unclaimed property required to be remitted.

      6.7.6 There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

      6.7.7 The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement.

      6.7.8 The Company (i) is not and never has been a member of an "affiliated group" within the meaning of Section 1504 of the Code; and (ii) does not have any Liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

      6.7.9 The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that is, or could be, treated as a "partnership" for federal income tax purposes.

      6.7.10 The Company has not conducted business outside the State of California in any manner that would subject it to the income tax of a state other than the State of California. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or any other presence in a foreign country that could subject the Company to income tax in such foreign country.

      6.7.11 Except as set forth in Schedule 6.7, no federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

      6.7.12 Except as set forth in Schedule 6.7, the Company has not received from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

      6.7.13 The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      6.7.14 True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last five (5) years with the IRS or any taxing authority have been made available to Datalogic.

6.8 Accounts Receivable. The accounts receivable of the Company (collectively, the "Accounts Receivable") are (to the extent not yet paid in full) valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. To the Knowledge of the Shareholders and except as disclosed in Schedule 6.8, the Accounts Receivable are not subject to, and the Company has received no notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable. To the Knowledge of the Shareholders, except to the extent of any reserve therefor on the Company Financial Statements or to the extent paid prior to Closing, the Accounts Receivable are and will at Closing be fully collectible. No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable, except in the Ordinary Course.

6.9 Inventories; Consignment. The inventory held by the Company at any location as of the Closing consists of a quantity and quality usable and salable in the Ordinary Course. The Company does not hold any inventory or materials on consignment or have title to any inventory or materials in the possession of others except in the Ordinary Course.

6.10 No Breach of Law or Governing Document. The Company is not (i) in default under or in breach or violation of any Law, or of any provision of its Articles of Incorporation or Bylaws, or (ii) the provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on the Company. Neither the Company nor any Shareholder has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor any Related Agreement, nor the Closing, does or will constitute or result in any such default, breach or violation.

6.11  Litigation.

      6.11.1 Except as set forth in Schedule 6.11, there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an "Action"), pending or, to the Knowledge of the Shareholders, threatened, anticipated or contemplated, against the Company (or against any of Shareholders, Kim, Joan or Dan, solely with respect to the Company or the Business), involving the Business, or involving any of the Company's properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

      6.11.2 The Company is not currently and, to the Knowledge of the Shareholders, has not been, subject to any Order other than Orders of general applicability.

      6.11.3 To the Knowledge of the Shareholders, the Company is not being and has not been threatened to be subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company.

6.12  Owned and Leased Real Property.

      6.12.1 There are no interests in real property owned by the Company.

      6.12.2 Set forth in Schedule 6.12.2, attached hereto, is a description of each lease under which the Company is the lessee of any real property ("Leased Real Property"). The Company has made available to Datalogic a true, correct and complete copy of each lease identified on Schedule 6.12.2. The premises or property described in such leases are presently occupied or used by the Company as lessee under the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or by any other party to such leases, or prevent or limit the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens identified on Schedule 1.1.56 and, to the Knowledge of the Shareholders, all such leases are valid and in full force and effect.

      6.12.3 To the Knowledge of the Shareholders, all improvements located on, and the use presently being made of, the Leased Real Property comply with the material provisions of all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law or standard. To the Knowledge of the Shareholders, the present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. To the Knowledge of the Shareholders, there is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would have a Material Adverse Effect on such improvements.

      6.12.4 At the Closing, the Company shall have all rights, easements and agreements necessary for the use and maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Leased Real Property. To the Knowledge of the Shareholders, no proceeding is pending which could adversely affect the zoning classification of the Leased Real Property.

      6.12.5 To the Knowledge of the Shareholders, the Leased Real Property and the improvements located thereon are in good condition and repair, ordinary wear and tear excepted.

6.13  Personal Property; Title to Assets.

      6.13.1 Schedule 6.13, attached hereto, sets forth a complete and correct list and brief description of each item of equipment, furniture, fixtures and other tangible personal property owned or leased by the Company and having an individual book value in excess of $50,000.

      6.13.2 Except with respect to leases set forth in Schedule 6.12.2 and
Schedule 6.14 hereof (or which, by the terms of such Sections, are not required to be set forth in said Schedules), the Company has good and marketable title to and is the sole and exclusive owner of all right, title and interest in and to all of the property used by it or necessary to conduct its business, including in each case all personal property reflected on the Company Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens except for Permitted Liens.

6.14 Personal Property Leases. Set forth in Schedule 6.14, attached hereto, is a description of each lease having annual lease payments in excess of $50,000 under which the Company is the lessee of any personal property, and including the location of such property. The Company has made available to Datalogic a true, correct and complete copy of each lease identified on
Schedule 6.14. The property described in such leases is presently used by the Company as lessee in compliance with the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or, to the Knowledge of the Shareholders, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or, to the Knowledge of the Shareholders, by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest in the leasehold interests of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

6.15 Necessary Property. The assets owned or leased by the Company constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by the Company. There exists no condition, restriction or reservation affecting the title to or utility of such assets of the Company which would prevent the Surviving Corporation or Datalogic from utilizing such assets, or any part thereof, after the Closing to the same full extent that the Company might continue to do so if the transactions contemplated hereby did not take place.

6.16 Use and Condition of Property; Location. To the Knowledge of the Shareholders, all the assets of the Company are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for its use as presently conducted, and conform in all material respects to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by the Company except such as have been fully complied with. No property or assets of the Company, other than inventory in transit or on consignment or bailment, are in the possession of others and the Company does not hold any property, other than inventory on consignment.

6.17 Licenses and Permits. The Company possesses all licenses, permits and other authorizations and Governmental approvals required for the conduct of the Business in the manner in which it is currently being conducted. Each such license or permit is valid and in full force and effect and is not subject to any pending or, to the Knowledge of the Shareholders, threatened or contemplated administrative or judicial proceeding to revoke, cancel or declare such license or permit invalid in any respect, except where such action would not have a Material Adverse Effect on the Business. Upon Closing, the Company will have all right and authority to conduct its activities pursuant to such licenses and permits. The Company is in compliance in all respects with such licenses and permits except where such non-compliance would have a Material Adverse Effect. No such license or permit has been, or to the Knowledge of the Shareholders is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing does or will constitute or result in a material default under or violation of any such license or permit.

6.18  Environmental Matters.

      6.18.1 There is no Environmental Claim pending or, to the Knowledge of the Shareholders, threatened or contemplated, against the Company, or pending, or to the Knowledge of the Shareholders, threatened or contemplated, against any Person whose Liability for such Environmental Claim the Company has or may have incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Leased Real Property, and the Company has received no notice or other communication from any Governmental agency with respect to any such Liability or alleging or asserting against the Company or any Affiliate thereof any violation of Environmental Law.

      6.18.2 To the Knowledge of the Shareholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Materials, either collectively, individually, or severally, that could form the basis of any Environmental Claim against the Company, or against any Person whose Liability for any Environmental Claim the Company has incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Leased Real Property.

      6.18.3 To the Knowledge of the Shareholders, there has been no release of any Hazardous Material on, in, at, under or from the Leased Real Property, which would or may result in material Liabilities of or to the Company, and the Company has no Liability for any off-site disposal of any Hazardous Materials which would or may result in material Liabilities of or to the Company.

      6.18.4 To the Knowledge of the Shareholders: (i) there are no above ground or underground storage tanks currently or formerly located on any Leased Real Property or which would or may result in Liabilities which would or may result in material Liabilities of or to the Company; and (ii) there are no Hazardous Materials on any Leased Real Property which would or may result in Liabilities which would or may result in material Liabilities of or to the Company.

6.19  Contracts and Commitments.

      6.19.1 Schedule 6.19 attached hereto lists each of the Contracts of the Company described below (such Contracts being hereinafter referred to as the "Material Contracts"), true and complete copies of which have been or will be provided to Datalogic:

            (a) any ongoing contract whereby the Company is obligated to provide goods or services to any other Person for any fiscal year in excess of $25,000;

            (b) any agreement to act as a reseller for another Person's products or to purchase goods through a wholesaler;

            (c) any Contract to sell products or to provide services to third parties which (i) the Company knows is at a price which would result in a net loss on the sale of such products or provision of such services or (ii) contains terms or conditions which the Company cannot reasonably expect the Company to satisfy or fulfill in all material respects;

            (d) any Contract pursuant to which the Company is the lessor or sublessor of, or permits any third party to operate, any real or personal property;

            (e) any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

            (f) any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of Contract;

            (g) any other Contract which involves (i) a sharing of profits,
(ii) future payments of $25,000 individually or $50,000 or more in the aggregate per annum to other persons, or (iii) any joint venture, strategic alliance, partnership or similar Contract;

            (h) any sales agency, sales representation, consultant, distributorship or franchise Contract that is not terminable unilaterally by the Company without penalty within sixty (60) days;

            (i) any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets;

            (j) any Contract prohibiting or limiting competition, prohibiting or limiting the Company from freely engaging in any business anywhere in the world, or prohibiting or limiting the disclosure of trade secrets or other confidential or proprietary information;

            (k) any Contract not made in the Ordinary Course (irrespective of whether such Contract was permitted to be left off of any other Schedule hereto by virtue of the monetary value thereof or otherwise);

            (l) any Contract pursuant to which the Company has or has agreed to acquire, redeem, repurchase, or dispose of any securities or acquire or dispose of any business, product line or the like;

            (m) any shareholder agreements or agreements relating to the issuance of any securities of the Company and/or the granting of registration rights with respect thereto; and

            (n) to the extent not included within Section 6.19.1(a) through
(m) above, any Contract not made in the Ordinary Course of the Company's Business, or otherwise requiring special authorization by the Company's Board of Directors, regardless of monetary value.

      6.19.2 To the Knowledge of the Shareholders, the Company has not received any notice of any intention to terminate, repudiate, rescind or disclaim any Material Contract.

6.20 Validity of Contracts. Each of the Material Contracts is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Shareholders, the other parties thereto, in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights. The Company is not, to the extent it would create a current or future Liability of Datalogic and/or the Surviving Corporation, the Company has not been, and to the Knowledge of the Shareholders, no other party to a Material Contract is, in material breach or violation of or default under any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any Liability of the Company or any other party thereto, or the creation of a Lien upon any assets of the Company or any of the Company Shares thereby, or require any consent thereunder. The Company has provided or made available to Datalogic a true, complete and accurate copy of each Material Contract.

6.21 Intellectual Property. Schedule 6.21 attached hereto sets forth all registered and unregistered Intellectual Property owned or claimed by the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) and accurately identifies, where applicable, the following for each item applicable to such registered Intellectual Property: the filing date, issue date, classification of invention or goods or services covered, country of origin, licensor, license date, licensed subject matter, territorial limitations and the degree of exclusivity of use.

      6.21.1 Schedule 6.21.1 attached hereto sets forth a complete and accurate list, showing in each case, where applicable, the registered owner, title (in the case of patents), mark, applicable jurisdiction, application number, registration number and date of filing or registration (if any)) of all (i) patents, (ii) trademarks, trade names, service marks and assumed or fictitious names currently or previously used by the Company during the past three (3) years, (iii) material Internet domain names currently or previously used by the Company during the past three (3) years, (iv) registered or claimed copyrights, and (v) material software (excluding software and other Intellectual Property generally made available for purchase or use by the industry or the public), in each case which are owned by the Company.

      6.21.2 Schedule 6.21.2 attached hereto sets forth a complete and accurate list and description of all material Contracts pursuant to which the Company uses or grants others the right to use any Intellectual Property, including software of the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public).

      6.21.3 The Company either owns or has the valid right to use all Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) currently used in connection with the Business.

      6.21.4 All of the registrations or applications set forth in Schedule
6.21.1 are valid and subsisting, in full force and effect, and have not expired or been canceled or abandoned; and there is no pending or, to the Knowledge of the Shareholders, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Intellectual Property described in Schedule 6.21.1.

      6.21.5 The licenses or sublicenses granted by the Company to Third Parties, and the terms and conditions of any licenses or sublicenses granted to the Company by Third Parties, in each case as described in Schedule 6.21.2, are valid and binding obligations of the Company, enforceable in accordance with its terms against the Company, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights, and, to the Knowledge of the Shareholders, against each other Party thereto, in accordance with its respective terms. There currently exists no event or condition which will result in a material violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default by, the Company under any such agreement.

      6.21.6 To the Knowledge of the Shareholders, the manufacture, advertising, sale or use of any products manufactured or sold by the Company did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of any Third Party, and the Company has not received any notice of a Third Party claim or suit, (i) alleging that the Company's activities or the conduct of the business of the Company infringes or constitutes the unauthorized use of the intellectual property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any of the Intellectual Property.
6.21.7 To the Knowledge of the Shareholders, no Person (other than the Company) is infringing on the Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) or upon the rights of the Company therein.
6.21.8 The Company owns or has the right to use all intellectual property set forth in Schedule 6.21.1 and Schedule 6.21.2.

6.22 Insurance. The Company has at all times since December 31, 2004, maintained insurance as required by Law or under any agreement to which the Company is or has been a party, including without limitation general comprehensive liability, unemployment and workers' compensation coverage.
Schedule 6.22 attached hereto sets forth all policies of insurance maintained by the Company, together with the amount of coverage for each policy, and indicates which of such insurance policies are claims-made policies and which of such policies are occurrence-based policies. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its respective obligations under any of such insurance policies.

6.23  Employees, Officers, Directors and Consultants.

      6.23.1 Schedule 6.23.1 attached hereto contains a complete and accurate list of the following information for each director, officer and employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2004, and vacation accrued.

      6.23.2 Schedule 6.23.2 attached hereto is a list of: (i) all current paid consultants to the Company, and (ii) all retirees and terminated employees of the Company for whom the Company has any benefits responsibility or other continuing or contingent Liability, together, with the current rate of compensation, fees and benefits (if any) payable to each such Person and any incentive or bonus payments.

      6.23.3 Except as set forth on Schedule 6.23.3 attached hereto, the Company is not indebted to any Shareholder, nor any director, officer, employee or agent of the Company, except for amounts due as normal salaries, wages, fees, employee benefits, and bonuses and in reimbursement of ordinary expenses on a current basis not in excess of $1,000 in each single instance, or $10,000 in the aggregate.

      6.23.4 No officer, director, employee or consultant of the Company is indebted to the Company for any amount in excess of $1,000 in each single instance and $10,000 in the aggregate, other than for advances for ordinary business expenses on a basis consistent with past practices.

      6.23.5 All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments, including, without limitation, any payment in violation of the Foreign Corrupt Practices Act (15 U.S.C. 78dd, et seq.). All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any Party's Tax reporting or payment obligations. The Company has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided as of the Closing Date. Such compensation and perquisites have been properly and accurately reflected in the Company Financial Statements, records and government filings of the Company, to the extent required by Law.

      6.23.6 Except as set forth on Schedule 6.23.6 attached hereto, no former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of the Company, or (ii) the ability of the Company to conduct the Business, which agreement cannot be terminated without further Liability on thirty (30) days notice by the Company. Prior to the Closing, the Company shall have provided to Datalogic the executed copies of any agreement set forth on Schedule 6.23.6.

6.24 Bank Accounts of the Company. Set forth on Schedule 6.24 attached hereto, is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by or on behalf of the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Company is not a party to any lock-box or other similar arrangement, and all funds received by the Company in the Ordinary Course are entitled to be, and are, deposited in its operating account(s) identified on said Schedule 6.24.

6.25  Labor Matters.

      6.25.1 The Company is not a party to or bound by any collective bargaining, works council, union representation or similar agreement;

      6.25.2 There is no controversy existing, pending or, to the Knowledge of the Shareholders, threatened with any association or union or collective bargaining representative of the employees of the Company;

      6.25.3 There is no charge or complaint relating to unfair labor practices pending against the Company, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to the Knowledge of the Shareholders, threatened against the Company;

      6.25.4 To the Knowledge of the Shareholders, the Company is not and has not engaged in any unfair labor practice and there is no pending or threatened claim, investigation or other proceeding before any tribunal (including, without limitation, the National Labor Relations Board, or the Equal Employment Opportunity Commission), and all state, local, foreign or other similar agencies responsible for the enforcement of labor or employment laws;

      6.25.5 There is no labor strike, dispute, slowdown, or stoppage pending or, to the Company's Knowledge, threatened against the Company;

      6.25.6 To the Knowledge of the Shareholders, no current or former employee of the Company has any claim against the Company on account of or for
(i) overtime pay, other than overtime pay for the current payroll period and which the Company agrees is payable, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period and which the Company agrees is payable, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year and which the Company agrees is payable, or (iv) any violation of any Law relating to minimum wages or maximum hours of work;

      6.25.7 No claim has been made against the Company that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law with regard to employment rights or in relation to any alleged sex or race discrimination or for any other Liability accruing from the termination or variation of any contract of employment or for services, nor is Shareholder aware that any such claim has been threatened or is pending;

      6.25.8 There is no contract of service in force between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation or other consideration on less than three months' notice given at any time or which provides for compensation or other consideration specifically in connection with the transactions contemplated by this Agreement; and

      6.25.9 The Company is not a party to (i) any outstanding employment, consulting or management Contracts with any Person that are not terminable at will, or that provide for the non-discretionary payment of any bonus or commission, or (ii) any Contract, policy, guideline or practice that does or would require it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by applicable Law).


6.26 Employee Benefit Matters. Except as set forth in Schedule 6.26, the Company has no Plan, whether or not subject to ERISA, which the Company or its ERISA Affiliates maintains, or to which the Company or its ERISA Affiliates contributes, or has any obligation to contribute.

6.27 Product and Service Warranties. Set forth in Schedule 6.27, attached hereto, are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. No oral product or service warranties or guaranties have been authorized or made containing terms less favorable to the Company than the terms of the forms of product and service warranties and guarantees set forth in Schedule 6.27. Since December 31, 2004, no product or service warranty or similar claims have been made against the Company except routine claims as to which losses and expenses in respect of such service costs and repair or replacement of merchandise do not and will not exceed the amount of the reserve for warranties on the Company Financial Statements, or, if no such reserve exists, $50,000 in the aggregate.

6.28 Product Liability Claims. The Company has not received any written notice or information relating to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than notices or claims that have been settled or resolved.

6.29 Books and Records and Financial Controls.

      6.29.1 True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records solely relating to the Company (where necessary, redacted to exclude information not solely related to the Company) have been made available to Datalogic and such books and records have been maintained in accordance with good business practices consistently applied. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and any special committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

      6.29.2 The Company uses reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that
(i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

6.30 Customers and Suppliers. Schedule 6.30 attached hereto sets forth a complete and correct list of (a) the five (5) largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers during the immediately preceding twelve (12) months; (b) the top five (5) customers of the Company by dollar volume of purchase during the immediately preceding twelve (12) months; and (c) any provider of goods or services material to the Business as currently being conducted, as to which such provider is the sole source of such good or service, or where the loss of such supplier would result in a Material Adverse Effect, if any. To the Knowledge of the Shareholders, the Company has not received any notice or indication that any of the persons listed on Schedule
6.30 will (i) cease doing business with the Company, or (ii) materially reduce the volume of such business which such person did during the immediately preceding twelve (12) months.

6.31 Propriety of Past Payments. Except for the finder's fee due to Tim McDonald as set forth in Section 5.5, which shall be satisfied in full by means of the payment of cash and issuance of Datalogic Restricted Stock as set forth therein, no finder's fee or other payment has been, or will be, made by or on behalf of the Company in respect of, or in connection with, any commitment to any person, firm, corporation or other entity which is not a party to such Contract or commitment. No funds or assets of the Company have been used for illegal purposes; no unrecorded funds or assets of the Company have been established for any purpose; no accumulation or use of the Company's corporate funds or assets has been made without being properly accounted for in the respective books and records of the Company; all payments by or on behalf of the Company have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Company for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

6.32 Change in Ownership. To the Knowledge of the Shareholders, neither the Merger, nor the consummation of the other transactions contemplated by this Agreement, will cause any Material Adverse Effect upon the Business, operations or financial condition of the Company, or result in the loss of the benefits of any relationships it has with any customer, supplier, employee, independent contractor or other business relationship.

6.33 Guarantees. The Company is not a guarantor, indemnitor, surety or accommodation party or, to the Knowledge of the Shareholders, otherwise liable for any indebtedness of any other Person, firm or corporation except as endorser of checks received and deposited in the Ordinary Course.

6.34 Accuracy of Information. To the Knowledge of the Shareholders, none of the representations, warranties or statements of the Company or any Shareholder contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule or Exhibit hereto not misleading.



                            ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES
                   REGARDING MERGER SUBSIDIARY

      The Merger Subsidiary and Datalogic represent and warrant to the Shareholders that the statements set forth in this Article 7 are true, correct and complete.

7.1   Corporate Existence and Power.

      7.1.1 Merger Subsidiary is a corporation, validly existing and in good standing under the laws of the State of Delaware.

      7.1.2 Merger Subsidiary has all requisite corporate power and authority to own and use its assets and to transact the business in which it is engaged, and holds all franchises, licenses and permits required therefor. Upon the filing of a qualification certificate to do business in California after the Closing Date, Merger Subsidiary will be duly licensed or qualified to do business as a foreign corporation in California and will be duly licensed and in good standing in each other jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business of the Merger Subsidiary.

      7.1.3 Merger Subsidiary has the corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

      7.1.4 Merger Subsidiary is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Merger Subsidiary of this Agreement or the performance by Merger Subsidiary of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third Person is required for the execution of this Agreement by Merger Subsidiary or the consummation by Merger Subsidiary of the transactions contemplated hereby.

7.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Merger Subsidiary, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Merger Subsidiary.

7.3 Capitalization and Ownership. Merger Subsidiary is a wholly-owned subsidiary of Datalogic. Datalogic owns all issued and outstanding common stock of Merger Subsidiary, and there are no other shares of capital stock of Merger Subsidiary issued and outstanding. There are no authorized or outstanding warrants, preemptive rights, other rights, or options with respect to any securities of Merger Subsidiary, and neither Datalogic or Merger Subsidiary is subject to any obligation to issue, sell, deliver, redeem, exchange, convert, repurchase, substitute or otherwise transfer, acquire or retire any other securities of Merger Subsidiary.

7.4 Consents and Approvals. The execution, delivery and performance by Merger Subsidiary has been authorized and approved by all requisite corporate and other action on the part of the Company and its sole stockholder, Datalogic, and Merger Subsidiary is not required to obtain any other consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal or state governmental authority, regulatory or self regulatory agency, or other Person in connection with the execution, delivery and performance by Merger Subsidiary of this Agreement, other than (i) the filing of the Delaware Certificate of Merger, as set forth in Section 2.3, and (ii) any filings, notices or registrations under applicable state securities laws.

7.5 Investment Company. Merger Subsidiary is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

7.6 Broker's Fees. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement have been paid or will be payable by Merger Subsidiary to any broker, financial advisor, finder, investment banker, or bank. The Shareholders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 7.6 that may be due in connection with the transactions contemplated by this Agreement.

7.7 Financial Ability. Merger Subsidiary is financially able to consummate the transactions contemplated by this Agreement.

7.8 Solvency. As of the date hereof and the Closing, and the Effective Time (both before and after giving effect to the transactions contemplated by this Agreement), Merger Subsidiary (a) is and shall be solvent; (b) can and shall be able to meet its Liabilities as they become due (including the obligations contained in this Agreement); and (c) has or will have sufficient funds or binding credit arrangements available to it to meet and pay its Liabilities under this Agreement to which it is a party.

7.9 Litigation. There is no Action pending or, to Merger Subsidiary's knowledge, threatened, anticipated or contemplated, against Merger Subsidiary, involving Merger Subsidiary's business, or involving any of Merger Subsidiary's properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

7.10 Accuracy of Information. To Merger Subsidiary's knowledge, none of the representations, warranties or statements pertaining to Merger Subsidiary contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule hereto not misleading.

                            ARTICLE 8
                 REPRESENTATIONS AND WARRANTIES
                       REGARDING DATALOGIC

      The Merger Subsidiary and Datalogic represent and warrant to the Shareholders that the statements set forth in this Article 8 are true, correct and complete, except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule hereto.

8.1   Corporate Existence and Power.

      8.1.1 Datalogic is a corporation, validly existing and in good standing under the laws of the State of Delaware.

      8.1.2 Datalogic has all requisite corporate power and authority to own and use its assets and to transact the business in which it is engaged, and holds all franchises, licenses and permits required therefor. Datalogic is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

      8.1.3 Datalogic has the corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

      8.1.4 Datalogic is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Datalogic of this Agreement or the performance by Datalogic of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third Person is required for the execution of this Agreement by Datalogic or the consummation by Datalogic of the transactions contemplated hereby.

8.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Datalogic, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Datalogic.

8.3 Authorization and Validity, Issuance of Closing Shares. The Closing Shares will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of first refusal, other than liens and encumbrances created by the Shareholders and will not be subject to any preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Shareholders as set forth in Section 9.5, the issuance by Datalogic of the Closing Shares is exempt from registration under the Securities Act.

8.4 Consents and Approvals. Datalogic is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal or state governmental authority, regulatory or self regulatory agency, or other Person in connection with the execution, delivery and performance by Datalogic of this Agreement., other than any filings, notices or registrations under applicable state securities laws.

8.5 Broker's Fees. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement have been paid or will be payable by Datalogic to any broker, financial advisor, finder, investment banker, or bank, except (1) as set forth in Section 5.5, pursuant to which Datalogic is paying certain finder's fees for the benefit of the Company, and
(2) Datalogic's obligation to pay a finder's fee to Core Capital with respect to the transactions contemplated herein. The Shareholders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 8.5 that may be due in connection with the transactions contemplated by this Agreement.

8.6 Representations Relating to Qualification of the Merger as a Tax-Free Reorganization.

      8.6.1 Neither Datalogic nor the Merger Subsidiary (x) is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (y) has a present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation, or to cause the Surviving Corporation to sell, distribute or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); or (z) has a present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

      8.6.2 The Merger Subsidiary is a wholly-owned subsidiary of Datalogic.

      8.6.3 Immediately prior to the Merger, Datalogic will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

      8.6.4 Datalogic has no present plan or intention to reacquire any of the Closing Shares.

It is Datalogic's present intention that following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business as required by
Section 368 of the Code and the Treasury Regulations promulgated thereunder.

8.7 Financial Ability. Datalogic is financially able to consummate the transactions contemplated by this Agreement.

8.8 Solvency. As of the date hereof and the Closing, and the Effective Time (both before and after giving effect to the transactions contemplated by this Agreement), Datalogic: (a) is and shall be solvent; (b) can and shall be able to meet its Liabilities as they become due (including the obligations contained in this Agreement); and (c) has or will have sufficient funds or binding credit arrangements available to it to meet and pay its Liabilities under this Agreement to which it is a party.

8.9 Litigation. There is no Action pending or, to Datalogic's knowledge, threatened, anticipated or contemplated, against Datalogic, involving Datalogic's business, or involving any of Datalogic's properties, assets, rights or capital stock, or any of its directors, officers, agents, or other personnel in their capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby.

8.10 Accuracy of Information. To Datalogic's knowledge, none of the representations, warranties or statements of Datalogic contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in any Schedule hereto not misleading.

                            ARTICLE 9
                REPRESENTATIONS AND WARRANTIES OF
                         THE SHAREHOLDERS

Each of the Shareholders hereby represents and warrants to Merger Subsidiary and to Datalogic that, as of the date of this Agreement and the Closing, the statements contained in this Article 9 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement, or set forth on any Schedule hereto:

9.1 Authorization. The Shareholders each have full power and capacity to enter into, execute and perform this Agreement, which Agreement, once executed by the Shareholders, shall be the valid and binding obligation thereof, enforceable against each of them by any court of competent jurisdiction in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting creditors rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of each of the Shareholders and the Company.

9.2 No Violation. None of the Shareholders are bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts them from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any Third Party prior to the entry into or performance of this Agreement in accordance with its terms by them.

9.3 Title to the Company Shares. Schedule 6.3.1 attached hereto correctly sets forth next to Shareholder's name and information the number of Company Shares owned by Shareholders of record and beneficially, which Company Shares constitute the only securities of the Company issued to Shareholders except as otherwise set forth on said Schedule 6.3.1. Shareholders have valid and marketable title in and to the Company Shares identified as belonging thereto. Upon consummation of the Merger as contemplated herein, there will be no securities of the Company issued and outstanding.

9.4 Independent Representation. Each Shareholder has been advised to consult with his or her own attorney regarding legal matters concerning the Merger, and with a tax advisor regarding the tax consequences thereof.

9.5 Securities Matters. The Shareholders agree and acknowledge that (i) the Shareholders will acquire the Closing Shares for their own account without any view to the distribution thereof except in accordance with the Securities Act and all applicable state securities or "blue sky" laws, (ii) such Closing Shares must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities and "blue sky" laws or unless an exemption from such registration is available; (iii) the Closing Shares will not be registered under the Securities Act on the grounds that the offering and sale thereof contemplated by this Agreement will be exempt from registration pursuant to Regulation D promulgated pursuant to the Securities Act and that Merger Subsidiary's and Parent's reliance upon such exemption is predicated upon the representations of the Shareholders set forth herein, (iv) each Shareholder represents that he or she has the requisite knowledge, experience and sophistication in financial and business matters such that he or she is capable of fully and completely evaluating the merits and risks inherent in the transactions contemplated by this Agreement, (v) each Shareholder is an "accredited investor" as that term is defined in Rule 501(c) of Regulation D of the Securities Act, and (vi) the Shareholders' primary residence is at the address identified in Schedule
6.3.1. Each Shareholder further acknowledges and agrees that "stop transfer" instructions shall be placed against the Closing Shares on the transfer books of Datalogic's stock transfer agent until such time as such Closing Shares are available for resale in accordance with all applicable law and that the certificates evidencing the Closing Shares shall bear the following legend:

            The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws and neither the Shares nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption from registration under such Act and the rules and regulations thereunder and in the absence of registration or an exemption from registration under any applicable state securities laws.



                           ARTICLE 10
               ADDITIONAL COVENANTS OF THE PARTIES

10.1 Confidentiality. Each Party acknowledges that, during the course of due diligence, such Party has and will become aware of confidential information and documents of the other Parties, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the other Parties. Each Party covenants that prior to Closing all information and documents concerning the other Parties reviewed by it or its representatives in connection with this Agreement or the transactions contemplated hereby (collectively, "Confidential Information") shall be maintained in confidence and shall not be disclosed or used by it or its representatives without the other Parties' prior written consent, unless the covenanting Party clearly demonstrates that such information is (a) publicly available by no act or omission of the covenanting Party or otherwise not in violation of any confidentiality or other agreement (including the confidentiality provisions or applicable law), (b) in the Party's possession through disclosure by a third party by no act or omission of the covenanting Party or in violation of any confidentiality or other agreement (including the confidentiality provisions or applicable Law, or (c) required to be disclosed pursuant to Order or Law. In the event that the Party or any of its representatives becomes legally compelled to disclose any such information or documents as referred to in this Section 6.1, the Party shall, to the extent reasonably practicable, provide the other Parties with prompt written notice before such disclosure to allow the other Parties to (i) either seek a protective order, at the other Parties' expense, (ii) seek another appropriate remedy preventing or prohibiting such disclosure, or (iii) waive compliance with the provisions of this Section 6.1. With respect to information and documents related to the other Parties, at the other Parties' request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (a) the Party shall, and shall cause its representatives to, promptly destroy all information and documents concerning the other Parties (including any copies thereof or extracts therefrom); and
(b) an officer of the Party shall certify to the other Parties such destruction

10.2 Public Disclosures. Each Shareholder and the Company understand that Datalogic is a publicly-listed corporation, and that the disclosure of information concerning Datalogic and its business affairs and financial condition is strictly regulated by the SEC and other legal and administrative bodies. Accordingly, each Shareholder and the Company hereby agrees to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any Schedule or Exhibit hereto, or the several transactions and relationships contemplated hereby and thereby, without the prior, written consent of Datalogic (which consent may be given or withheld in its sole discretion).

10.3 Due Diligence Review. The Parties understand and acknowledge that each party's obligations to consummate the transactions contemplated by this Agreement are contingent upon, among other things, the completion, to each such parties' reasonable satisfaction, of a comprehensive due diligence review
(i) of the Company (including, without limitation, a review of the financial books and records of the Company), to be conducted by or on behalf of Datalogic by it or its designated representatives, and (ii) of Datalogic to be conducted by or on behalf of the Shareholders or their designated representatives. To that end, each party shall permit the other, its agents and representatives, reasonable access to the books, records, files, assets and other items belonging to such party for purposes of completing the due diligence review referenced above, as well as access to the management of such party for such purpose, all during reasonable hours and with reasonable notice in advance.

10.4 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or its counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                           ARTICLE 11
               CONDITIONS PRECEDENT TO OBLIGATIONS
                OF MERGER SUBSIDIARY AND DATALOGIC

      The obligation of Merger Subsidiary and Datalogic to proceed with the Closing and the consummation of the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Datalogic:

11.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Company and each Shareholder in or pursuant to this Agreement shall be true and correct in all material respects, and the Company and each Shareholder shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. The Company shall deliver to Datalogic at the Closing a Certificate, signed by the President of the Company, certifying that the conditions stated in this Article 11 respecting the Company have been fulfilled.

11.2 Consents and Approvals. The Parties shall have received all consents and approvals, and gave such notices, as may be required for the Company and each Shareholder to enter into, execute and perform such agreements in accordance with their respective terms (a) by any federal, state, or other governmental authority or regulatory body; (b) under any contract whereby, pursuant to the terms of such contract the consent of such party is required, whether or not such party has waived such right; and (c) under any order, judgment or decree of any court or governmental agency, and all such consents and approvals shall be in full force and effect. All necessary filings with Government authorities or any other third parties shall have been made. All licenses, permits, agreements and other items material to the conduct of the Company's business, as currently being conducted by the Company, shall continue in full force and effect following the change in control of the Company, and that any notice required to be given, or consent required to be obtained, in advance of the Closing shall have been given or obtained, as applicable, prior to the date thereof.

11.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

11.4 No Material Adverse Effect. There shall not have occurred, and/or be continuing at Closing, any event that has had or reasonably would be expected to have a Material Adverse Effect

11.5 Management of Company. The Company shall have maintained at the Closing management in place capable of conducting the business of the Company as currently being conducted and, subject to the entry of the Company into the Employment Agreements, such management shall be available to continue in such positions following the Closing if requested to do so by Datalogic (provided that no obligation exists on the part of Datalogic to maintain any prior employment or other business relationship of the Company following the Closing, except as expressly required by the terms of this Agreement).

11.6 Deliveries of the Company and the Shareholders at Closing. At Closing, the Shareholders and the Company shall, as indicated below, deliver or cause to be made available to Merger Subsidiary and Datalogic the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by the persons who are parties thereto, as applicable:

      11.6.1 originally-executed copies of this Agreement, signed by the President of the Company and attested to by the Secretary of the Company, and containing the signatures of Shareholders representing one hundred percent (100%) of the total issued and outstanding common stock of the Company on a fully-diluted basis;

      11.6.2 originally-executed copies of the California Agreement of Merger, signed by the President of the Company and attested to by the Secretary of the Company,

      11.6.3 executed originals of the Employment Agreements, signed by the consultant or employee thereunder;

      11.6.4 executed originals of the Non-Compete Agreements, signed by the consultant or employee thereunder;

      11.6.5 certificates (or a duly signed and notarized Affidavit of Lost Stock Certificate) representing all of the Company Shares, free and clear of all Liens (other than restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities laws) duly endorsed to Merger Subsidiary or in blank or accompanied by duly executed stock powers;

      11.6.6 all required consents and approvals from Governments and third parties under Material Contracts;

      11.6.7 the written release of all Liens (other than Permitted Liens) relating to the assets of the Company and the Company Shares, executed by the holder of or parties to each such Lien, which releases shall be reasonably satisfactory in substance and form to Datalogic and its counsel;

      11.6.8 a Certificate, signed by the Secretary of the Company, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of the Company approving the entry of Company into this Agreement, and authorizing the Company to perform all of its obligations thereunder; (ii) copies of resolutions duly passed by the shareholders of the Company approving the entry of Company into this Agreement, and authorizing the Company to perform all of its obligations thereunder; (iii) the Articles of Incorporation of the Company, including all amendments thereto, and (iv) the Bylaws of the Company, including all amendments thereto;

      11.6.9 a certificate of good standing of the Company, dated within five
(5) Business Days of the Closing Date, from the California Secretary of State (and of the Secretary of State of each State in which the Company is qualified or licensed as a foreign corporation);

      11.6.10 all share transfer books, minute books and other corporate records of the Company;

      11.6.11 the certificate required of the Company's President, pursuant to
Section 7.1 above;

      11.6.12 canceled certificates, agreements and/or other evidence of the redemption or other payment by the Company in respect of all previously issued and outstanding securities of the Company other than the Company Shares, including all options and warrants;

      11.6.13 such other customary documents, instruments or certificates as shall be reasonably requested by Datalogic and as shall be consistent with the terms of this Agreement.

                           ARTICLE 12
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

      The obligations of the Company and the Shareholders to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by a majority in interest of the Shareholders at or prior to the Closing:

12.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by merger Subsidiary and by Datalogic in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and Merger Subsidiary and Datalogic shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Merger Subsidiary shall deliver to the Shareholders at the Closing a certificate of the President of Merger Subsidiary certifying that the conditions stated in this Section 12.1 have been fulfilled.
Datalogic shall deliver to the Shareholders at the Closing a certificate of the President of Datalogic certifying that the conditions stated in this
Section 12.1 have been fulfilled.

12.2 Consents and Approvals. All required filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

12.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule regulation, executive order, stay decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

12.4 Deliveries of the Merger Subsidiary and Datalogic at Closing. At Closing, Merger Subsidiary and Datalogic shall, as indicated below, deliver or cause to be made available to the Company and the Shareholders the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by the persons who are parties thereto, as applicable:

      12.4.1 originally-executed copies of this Agreement, signed by the President of Merger Subsidiary and attested to by the Secretary of Merger Subsidiary;

      12.4.2 originally-executed copies of this Agreement, signed by the President of Datalogic and attested to by the Secretary of Datalogic;

      12.4.3 originally-executed copies of the California Agreement of Merger, signed by the President of Merger Subsidiary and attested to by the Secretary of the Merger Subsidiary,

      12.4.4 originally-executed copies of the California Agreement of Merger, signed by the President of Datalogic and attested to by the Secretary of Datalogic;

      12.4.5 the originally-executed Datalogic McCaffrey Note;

      12.4.6 the originally-executed Datalogic Havens Note;

      12.4.7 the originally-executed Datalogic McDonald Note;

      12.4.8 the originally-executed Datalogic Pledge Agreement, together with share certificates and an assignment separate from certificate with respect to the shares to which such pledge agreement pertains.

      12.4.9 executed originals of the Employment Agreements, signed by both an authorized executive officer of Merger Subsidiary and the consultant or employee thereunder;

      12.4.10 executed originals of the Non-Compete Agreements, signed by both an authorized executive officer of Datalogic and the Shareholders, consultant or employee thereunder;

      12.4.11 all required consents and approvals from Governments and third parties under Material Contracts;

      12.4.12 a Certificate, signed by the Secretary of Merger Subsidiary, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of Merger Subsidiary approving the Merger and the entry of Merger Subsidiary into this Agreement, and authorizing Merger Subsidiary to perform all of its obligations thereunder; (ii) the Articles of Incorporation of Merger Subsidiary, including all amendments thereto, and (iii) the Bylaws of Merger Subsidiary, including all amendments thereto;

      12.4.13 a Certificate, signed by the Secretary of Datalogic, attaching thereto, and certifying as true and correct, (i) copies of resolutions duly passed by the Board of Directors of Datalogic approving the Merger and the entry of Datalogic into this Agreement, and authorizing Datalogic to perform all of its obligations thereunder; (ii) the Articles of Incorporation of Datalogic, including all amendments thereto, and (iii) the Bylaws of Datalogic, including all amendments thereto;

      12.4.14 a certificate of good standing of Merger Subsidiary, dated within five (5) Business Days of the Closing Date, from the California Secretary of State (and of the Secretary of State of each State in which Merger Subsidiary is qualified or licensed as a foreign corporation);

      12.4.15 a short-form certificate of good standing of Datalogic, dated within five (5) Business Days of the Closing Date, from the Delaware Secretary of State (and of the Secretary of State of each State in which Datalogic is qualified or licensed as a foreign corporation);

      12.4.16 the certificate required of Merger Subsidiary's President, pursuant to Section 12.1 above;

      12.4.17 the certificate required of Datalogic's President, pursuant to
Section 12.1 above; and

      12.4.18 such other customary documents, instruments or certificates as shall be reasonably requested by Company and/or the Shareholders and as shall be consistent with the terms of this Agreement.

In addition, Datalogic and Merger Subsidiary, at the Closing, shall deliver or cause to be delivered the following payments: (i) the payments to Kim McCaffrey and Dan Havens in the amount of $26,373.50 and $6,176.50, respectively, as referenced in Section 5.4.1; (ii) the payment to Tim McDonald in the amount of $17,500 as referenced in Section 5.5; and (iii) and the payment to Luce, Forward, Hamilton & Scripps LLP in the amount of $25,000 as referenced in Section 14.7.

                           ARTICLE 13
                    SURVIVAL; INDEMNIFICATION

13.1 Survival of Representations and Warranties. All of the representations and warranties made by any party in this Agreement, or any certificates or documents delivered hereunder shall survive the Closing Date and consummation of the transaction contemplated hereby and will continue for a period of two
(2) years following the Closing Date, at which time they shall expire unless and to the extent a notice of claim is made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; provided, however, that
(a) the representations and warranties concerning Taxes, Employee Benefit Matters, and Product Liability Claims shall survive the Closing Date until the expiration of the applicable statutes of limitation, and (b) the representations and warranties concerning Environmental Matters shall survive the Closing Date for a period of three (3) years following the Closing Date. No Indemnified Person shall be entitled to indemnification for breach of any representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

13.2 No Special Damages. Notwithstanding anything to the contrary contained herein, no party shall be liable to or otherwise responsible to any other party hereto, or any Affiliate of any other party, for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof or any Liability retained or assumed hereunder.

13.3  Indemnification By Each Shareholder.

      13.3.1 From and after the Closing, each Shareholder shall indemnify, defend and hold harmless Merger Subsidiary and Datalogic and its respective Affiliates, directors, officers, employees and agents, each in their capacities as such (the "Datalogic Indemnified Parties"), from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Datalogic Indemnified Parties, whether in respect of third party claims, claims among the parties, or otherwise, directly or indirectly relating to, arising out or resulting from (i) of breach or inaccuracy of any representation or warranty made by such Shareholder in Article 6 or 9 for the period such representation or warranty survives and (ii) any breach of or failure by the Shareholders to perform any covenant, agreement or obligation of the Shareholders in this Agreement.

      13.3.2 The Shareholders' aggregate liability under Section 13.3.1 shall in no event exceed the sum of (i) the consideration payable in connection with the Closing under Section 5.2 and the (ii) Earn-Out payments under Section
5.3.1. (with it being understood, however, that nothing in this Agreement (including this Section 13.3.2) shall limit or restrict Merger Subsidiary and Datalogic's right to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit).

      13.3.3 To the extent that the Shareholders or any of them is subject to payment of indemnification under Section 13.3.1, the Shareholders shall have the right, prior to payment of cash in satisfaction of such indemnification obligation, to assign to Merger Subsidiary or Datalogic, as the case may be, any shares of Datalogic Restricted Stock that the Shareholder(s) may have received under Section 5.2.2, or 5.3.1, in satisfaction of the obligation, at a deemed price per share for such shares equal to the calculated price per share at which the shares were issued, under Section 5.2.2 or Section 5.3.1, as the case may be.

13.4 Indemnification By Merger Subsidiary and Datalogic. From and after the Closing, Merger Subsidiary and Datalogic shall jointly and severally indemnify, defend and hold harmless each Shareholder and each Shareholder's respective Affiliates, directors, officers, employees and agents, each in their capacities as such (the "Shareholder Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Shareholder Indemnified Parties, whether in respect of third party claims, claims among the parties, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty contained in Article 7 or Article 8 for the period such representation or warranty survives and (ii) any breach of or failure by Merger Subsidiary or Datalogic to perform any covenant, agreement or obligation of Merger Subsidiary or Datalogic in this Agreement.

13.5 Minimum Threshold For Indemnification. Notwithstanding any provision in the contrary contained in this Agreement:

      13.5.1 No party shall be obligated to indemnify any other party for any Losses pursuant to this Article 13 unless, (i) the total of all such Losses with respect to such matter for which indemnification is sought exceeds Five Thousand Dollars ($5,000), and (ii) the total of all Damages shall equal in the aggregate Twenty Five Thousand Dollars ($25,000) (provided, that if such Damages do, in the aggregate, exceed Twenty Five Thousand Dollars ($25,000), then the Indemnifying Party shall be liable for the entire amount of such Losses); and

      13.5.2 any amounts which any party hereto may be obligated to pay another party hereto shall be reduced by an amount equal to any insurance recovery or tax saving with respect to such Losses obtained by the Indemnified Party.

13.6 Claim Notice. An Indemnified Person shall provide the Indemnifying Party a reasonably detailed written notice of any claims that it may have pursuant to this Article 13 (a "Claim Notice"), and in the event that there be asserted against any Indemnified Person any written claim or demand for which an Indemnifying Party may be obligated to indemnify any Indemnified Person hereunder (a "Third Party Claim"), the Indemnified Person shall provide to the Indemnifying Party a Claim Notice with respect thereto within 30 days following the Indemnified Person's receipt of such claim (and no fewer than 10 days prior to a scheduled appearance date in a litigated matter). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby.

13.7 Third Party Claims. With respect to each Third Party Claim that is the subject of a Claim Notice:

      13.7.1 The Indemnifying Party shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third Party Claim with counsel approved by the Indemnified Person (which approval may not unreasonably be withheld, delayed or conditioned). If the Indemnifying Party elects to assume and control such defense, it shall be conclusively established that the Indemnifying Party is obligated (subject to the other provisions of this Article 13) to indemnify and reimburse the Indemnified Person in respect of the matters described in the Claim Notice. Notwithstanding the foregoing, if (i) the Indemnified Person shall have reasonably concluded that there is a reasonable probability that the Third Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which the Indemnified Person would be entitled to indemnification or reimbursement under this Article 13, or (ii) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then, in either such case, the Indemnifying Party shall not have the right to assume or control such defense.

      13.7.2 After the Indemnifying Party duly assumes the defense of such Third Party Claim:

            (a) The Indemnified Person shall have the right to, but shall not be obligated to, employ separate counsel and to participate in the defense of such Third Party Claim. The Indemnifying Party shall reimburse the Indemnified Person for the reasonable fees and disbursements of such separate counsel as incurred, if: (A) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after electing to assume the defense of the Third Party Claim, or (C) the Indemnifying Party shall authorize the Indemnified Person to employ separate counsel at the Indemnifying Party's expense.

            (b) The Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense and all costs and expenses incurred by the Indemnified Person in connection therewith shall be a liability of, and shall be paid by, the Indemnifying Party as incurred.

            (c) The Indemnifying Party shall not settle, compromise, admit liability or consent to the entry of judgment in connection with such Third Party Claim, nor shall it offer to do so, in any such case without the Indemnified Person's written consent, unless (A) no finding or admission of any violation of Law or any violation of the rights of any Party can be made as the result of such action and such action will have no effect on other claims that have been made or are reasonably likely to be made against the Indemnified Person, and (B) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

            (d) The Indemnifying Party shall have no liability with respect to any compromise, settlement or discharge of the Third Party Claim affected without its written consent (which consent may not unreasonably be withheld, delayed or conditioned).

      13.7.3 Subject to Section 13.7.7, if the Indemnifying Party has not provided written notice to the Indemnified Person of its election to assume and control the defense of such Third Party Claim within Fifteen (15) days following its receipt of the Claim Notice, then (i) the Indemnifying Party shall be bound by any action taken, or any compromise or settlement effected by the Indemnified Person prior to the assumption of such defense by the Indemnifying Party, and (ii) to the extent that such Third Party Claim is subject to indemnification or reimbursement under this Article 13, all costs and expenses incurred by the Indemnified Person in defending the Third Party Claim (including but not limited to legal, accounting and other professional fees and disbursements, removal costs, remediation costs, closure costs and expenses of investigation, preparation, defense and ongoing monitoring) shall be a liability of, and shall be paid by, the Indemnifying Party as incurred. If the Indemnifying Party has not provided such notice within 60 days following its receipt of the Claim Notice, the Indemnifying Party shall thereafter have no right to assume or control such defense.

      13.7.4 The Indemnified Person and the Indemnifying Party shall keep each other fully informed concerning the status of such Third Party Claim and any related proceedings at all stages thereof, and shall render to each other such assistance as they may reasonably require of each other and shall cooperate with each other in good faith in order to ensure the proper and adequate defense of such Third Party Claim.

      13.7.5 The Indemnified Person and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of the Indemnified Person and the Indemnifying Party to be made so as to preserve any applicable attorney-client or work-product privileges.

      13.7.6 Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such Party with respect to any such claim anywhere in the world.

      13.7.7 Notwithstanding any other provision of this Section 13.7, if the Indemnified Person provides a Notice Claim to an Indemnifying Party with respect to a Third Party Claim, and the Indemnifying Party presents an Indemnification Claim Objection Notice in accordance with Section 13.8.1, or fails to respond to a claim for indemnification or reimbursement with respect to the Third Party Claim within the fifteen (15) day period following receipt of the Claim Notice, then the Indemnified Person shall have no liability with respect to the Third Party Claim until the resolution of the dispute resolution process as specified in Section 13.8.

13.8  Dispute Resolution.

      13.8.1 In the event the Indemnified Person provides the Indemnifying Party a Claim Notice, the Indemnifying Party shall respond to the Claim Notice in writing within fifteen (15) days, such response specifying that the Indemnifying Party (i) will pay the amount of the Claim in accordance with the Indemnified Person's payment instructions, or (ii) objects to the payment of the claim (the "Indemnification Claim Objection Notice"), setting forth in detail the basis for the objection, and identifying the amount of the claimed Loss that is undisputed. If an amount of the claim is undisputed, the Indemnifying Party shall pay such amount in accordance with the Indemnified Person's payment instructions.

      13.8.2 In the event the Indemnifying Party provides to the Indemnified Person an Indemnification Claim Objection Notice, or fails to respond to a claim for indemnification or reimbursement within the fifteen (15) day period following receipt of the Claim Notice, the parties shall thereafter either (i) agree to resolution of the claim and related Indemnification Claim Objection Notice within forty-five (45) days following the receipt of the Claim Notice, or (ii) commence an arbitration proceeding in accordance with Section 13.8.3 hereof within forty-five (45) days following receipt of the Claim Notice, or
(iii) in the case of a claim for indemnification or reimbursement with respect to a Third Party Claim, at the election of the Indemnified Person, either (A) resolve the matter by an arbitration proceeding in accordance with Section

      13.8.3 hereof, which shall commence within forty-five (45) days following receipt by the Indemnifying Party of the Claim Notice, or (B) resolve the claim for indemnification or reimbursement in conjunction with the Third Party Claim, in the same court where the Third Party Claim is being heard, pursuant to the consent to jurisdiction granted under Section 13.76.
13.8.3 Except as otherwise provided in Section 13.8.2(iii), all disputes relating to claims for indemnification or reimbursement shall be resolved by mandatory binding expedited arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect as of the date the request for arbitration is filed (the "Rules") before a single, neutral arbitrator, selected in accordance with the Rules. Each of the parties may initiate such an arbitration pursuant to the Rules. The arbitration shall be held in Orange County, California. The Shareholders, Merger Subsidiary and Datalogic each agree that it will abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision. The arbitration award shall also provide for payment by the losing party (i.e., the party or parties against whom an arbitration award is issued) of the fees and costs incurred in connection with said arbitration, as well as the reasonable attorneys' fees and costs incurred by the prevailing parties (i.e., all parties to the arbitration other than the losing party). Each of the parties agrees that service of process for all arbitration proceedings may be made in accordance with the Rules and shall be deemed effective as provided therein.

13.9 Mitigation. Each Indemnified Person shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event any Indemnified Person fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

13.10 Insurance. Following the Closing Date, Datalogic and Surviving Corporation will maintain in place all insurance previously obtained by the Company and in effect on the Closing Date, as identified in Section 6.22 and the related Schedule 6.22, and all such insurance, to the extent applicable, shall be available to reduce the obligations of the Parties hereto under this
Article 13.

13.11 Limitations. No claim for indemnification under this Article 13 may be made with respect to the breach of any representation or warranty after the date of the expiration of the survival of such representation or warranty as set forth in Section 13.1.

13.12 Subrogation. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

                           ARTICLE 14
                     MISCELLANEOUS PROVISIONS

14.1 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Datalogic:      DataLogic International, Inc.
                      18301 Von Karman, Suite 250
                      Irvine, CA  92612
                      Attn:   Keith Moore, CEO
With a copy (which
shall not constitute
notice) to:           Weed & Co., LLP
                      4695 MacArthur Court
                      Suite 1430
                      Newport Beach, CA  92660
                      Attn:   Rick Weed, Esq.

If to the Company:    BluBat, Inc.
                      731 South Coast Hwy.
                      Solana Beach, CA 92075
                      Attn:  Kim McCaffrey, President



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


With a copy (which
shall not constitute
notice) to:           John B. McNeece III, Esq.
                      Luce, Forward, Hamilton & Scripps, LLP
                      600 West Broadway, Suite 2600
                      San Diego, CA 92101



If to any Shareholder: at such Shareholder's address as set forth on Schedule 6.3.1.


14.2 Termination. This Agreement may be terminated at any time prior to the Effective Time only by mutual written consent of Merger Subsidiary, Datalogic, the Company and a majority in interest of the Shareholders. In the event of any termination of this Agreement as provided in this Section 14.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of Merger Subsidiary, Datalogic, Company or any of the Shareholders, except that the provisions of
Section 10.1 and 10.2 shall survive any such termination of this Agreement.

14.3 Entire Agreement. This Agreement and the Schedules hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all oral or written, prior or contemporaneous, agreements and understandings relative to such subject matter.

14.4 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement signed by all of the Parties to this Agreement.

14.5 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties.

14.6 Waiver of Compliance; Consents. Any failure of the Company and any Shareholder, on the one hand, or Merger Subsidiary or Datalogic, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Datalogic, on the one hand, or the Company and a majority in interests of the Shareholder, on the other hand, and then only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.6.

14.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, except that Datalogic shall pay the attorneys' fees and costs of the Company's counsel Luce, Forward, Hamilton & Scripps LLP in the amount of $25,000, which shall be paid by Datalogic at the Closing.

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

14.8 Counterparts, Facsimiles. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

14.9 Severability. If any provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.10 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. Except as otherwise provided in Article 13 with respect to claims for indemnification or reimbursement, in the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the Parties may bring an action in any Court of the State of California sitting within the County of Orange. In the event either Party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

14.11 WAIVER OF JURY TRIAL. EACH AND EVERY PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 14.11.


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

14.12 No Third Party Beneficiaries or Other Rights. Except for Tim McDonald, who shall be a third-party beneficiary solely of Section 5.5 hereof, nothing herein shall grant to or create in any Person not a Party hereto, or any such Person's dependents or heirs, any right to any benefits hereunder, and no such Party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

14.13 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated herein.

    [The remainder of this page is left intentionally blank.
                     Signature page follows.]


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



      IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.


"DATALOGIC"

DATALOGIC INTERNATIONAL, INC.           ATTEST:

   /s/ Keith Moore                      /s/ Khanh D. Nguyen
By:______________________________   By: ________________________
   Keith Moore                          Khanh D. Nguyen
   CEO                                  Secretary


"MERGER SUBSIDIARY"

IPN COMMUNICATIONS, INC.                 ATTEST:

   /s/ Keith Moore                      /s/ Derek Nguyen
By:______________________________   By: ________________________
   Keith Moore                          Derek Nguyen
   CEO                                  Secretary


"THE COMPANY"

BLUBAT INC.                              ATTEST:

    /s/ Kim McCaffrey                    /s/ Joan McCaffrey
By: ______________________________   By: ________________________
    Kim McCaffrey                    Name: Joan McCaffrey
    President                        Secretary



             [Signature Page continued on next page]


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


                                     "THE SHAREHOLDERS"

                                     /s/ Kim McCaffrey
                                     _____________________________
                                     KIM McCAFFREY as Co-Trustee
                                     of the Kim and John McCaffrey
                                     Family Trust

                                     /s/ Joan McCaffrey
                                     ______________________________
                                     JOAN McCAFFREY as Co-Trustee
                                     of the Kim and John McCaffrey
                                     Family Trust



                                     /s/ Dan Havens
                                     ______________________________
                                     DAN HAVENS



The undersigned, Tim McDonald, upon receipt of the finder's fee specified in
Section 5.5 of the foregoing Agreement, will have no further claim with respect to any of the transactions specified in such Agreement, by reason of
finder's fees or otherwise.   The undersigned hereby agrees to the terms of
Section 9.5 of the Agreement, and solely for purposes of such Section, shall be deemed a Shareholder subject to the provisions of Section 9.5.

                                     /s/ Tim McDonald
                                     ________________________
Date: November 21, 2005              TIM McDONALD





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